                                                                                                                                                                     Exhibit 99.1

ACCESS NEWS

Contact: Company Stephen B. Thompson Vice President, Chief Financial Officer Access Pharmaceuticals, Inc. (214) 905-5100	Contact: Investor Relations Donald C. Weinberger/Alisa Steinberg (media) Wolfe Axelrod Weinberger Assoc. LLC (212) 370-4500

ACCESS PHARMACEUTICALS SIGNS MERGER AGREEMENT TO

ACQUIRE MACROCHEM CORP.

- Acquisition of Four Clinical Stage Product Candidates Adds to Robust Pipeline -

DALLAS, TX, July 10, 2008, Access Pharmaceuticals, Inc. (OTCBB:ACCP) and MacroChem Corporation (OTCBB:MACM) announced today that they had signed a definitive merger agreement providing for Access to acquire MacroChem through the issuance of 2.5 million shares of Access Pharmaceuticals’ common stock. MacroChem’s product portfolio includes two clinical stage oncology products, 4-thio Ara-C, which is a next generation nucleoside analogue licensed from Southern Research Institute and sodium phenylbutyrate, which is licensed from the NIH and is currently partnered with Access Pharmaceuticals. MacroChem’s portfolio of late stage clinical drug candidates includes Pexiganan, a novel topical anti-infective for the treatment of diabetic foot infection that has already completed two Phase 3 clinical trials; EcoNail, a novel topical treatment for onychomycosis that is currently in a Phase 2 clinical trial. Macrochem also has two proprietary dermatology drug platforms, SEPA® and MacroDerm. The acquisition is expected to close in Q3 2008.

“The acquisition of MacroChem brings multiple late-stage clinical drug candidates into the Access pipeline, some of which are further along than Access’ current assets,” stated Jeffrey B. Davis, Access’ President and CEO. “We are currently active in partnering and out-licensing discussions, and MacroChem’s dermatology assets will be added to that partnering effort. The oncology assets are highly synergistic with the oncology development efforts ongoing at Access, and we look forward to the opportunity to move them along and monetize those assets through additional partnering activities.”

“With the precarious state of the financial markets adding further challenges for microcap biopharmaceutical companies, we believe the strategic combination with Access is a very positive step forward for the continued development of MacroChem’s product candidates,” stated Robert J. DeLuccia, Chairman of MacroChem Corporation. “We are pleased to work with Access to assure an orderly transition and believe that this is the best strategy currently available to maximize value for our shareholders.”

About MacroChem:

MacroChem is a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. Product candidates in our clinical development portfolio are: pexiganan,

Access Pharmaceuticals, Inc.

EcoNail(R) and SR9025 which was recently acquired. Pexiganan, a novel topical anti-infective for the treatment of diabetic foot infection, was recently in-licensed and has already completed two Phase 3 trials. EcoNail is a topically applied SEPA-based econazole lacquer for the treatment of onychomycosis, a condition commonly known as nail fungus. SR9025 is a new generation nucleoside analog which has demonstrated both pre-clinical and clinical activity in certain cancers.

On April 23, 2008, MacroChem announced it acquired Virium Pharmaceuticals Inc. Virium was a non-public, development stage company whose business involved development and commercialization of novel therapeutics with a focus in oncology. By acquiring Virium, MacroChem obtained a group of product candidates targeted for development and commercialization in several oncology or oncology-related indications. These opportunities involve compounds that MacroChem believes show promising late-stage, pre-clinical and early clinical data.

About ProLindac™:

ProLindac is a novel DACH platinum prodrug which has been shown to be active in a wide variety of solid tumors in both preclinical models and in human trials. Access believes that ProLindac’s unique molecular design potentially could eliminate some of the toxic side effects seen in the currently marketed DACH platinum, Eloxatin, which has sales in excess of $2 billion.

About Access:

Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes propriety products for the treatment and supportive care of cancer patients. Access’ products include ProLindac™, currently in Phase 2 clinical testing of patients with ovarian cancer, and MuGard™ for the management of patients with mucositis. The company also has other advanced drug delivery technologies including Cobalamin™-mediated targeted delivery and oral drug delivery, its proprietary nanopolymer delivery technology based on the natural vitamin B12 uptake mechanism; Angiolix®, a humanized monoclonal antibody which acts as an anti-angiogenesis factor and is targeted to breast cancer; Prodrax®, a non-toxic prodrug which is activated in the hypoxic zones of solid tumors to kill cancer cells; Alchemix, a chemotherapeutic agent that combines multiple modes of action to overcome drug resistance. Access is also developing Phenylbutyrate (“PB”), an HDAC inhibitor and differentiating agent currently a Phase 2 clinical candidate. For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to: our ability to close the transaction and the timeliness of the closing, the product portfolio and pipeline and clinical program of the combined company, Access’ plans to continue and initiate clinical trials, the value of its products in the market, its ability to achieve clinical and commercial success and its ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited Access’ need to obtain additional financing in order to continue the clinical trial and operations and to the risks detailed in Access’ and MacroChem’s Annual Reports on Form 10-K and other reports filed by Access and MacroChem with the Securities and Exchange Commission.

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